Court File No. 06-CV-319424PD1

ONTARIO
SUPERIOR COURT OF JUSTICE

B E T W E E N:

BRIAN PEDLAR

Plaintiff

- and -

MERGE TECHNOLOGIES INCORPORATED and
CEDARA SOFTWARE CORP.

Defendants

MINUTES OF SETTLEMENT

1.	The Defendants shall pay to the Plaintiff within fifteen (15) days hereof:

a.	the sum of $536,000, less any necessary statutory deductions, on account of the Plaintiff’s employment claims set forth in the Statement of Claim; and

b.	the sum of $50,000 (without any deduction) as damages on account of the Plaintiff’s non-employment related claims set forth in the Statement of Claim. This amount shall be payable to Paliare Roland, in Trust, subject to the escrow provisions set forth below.

2.	Within fifteen (15) days of the date hereof, and upon receipt of an account from Paliare Roland, Cedara Software Corp. shall pay to Paliare Roland the sum of $90,000 plus Goods and Services Tax.

3.	The Defendants acknowledge and agree that as of the date of these Minutes of Settlement, they are aware of no facts which would give rise to any complaint of wrongdoing by the Plaintiff, or cause of action against the Plaintiff by the Defendants, whether criminal, regulatory or civil.

4.	Within fifteen (15) days, the Defendants shall immediately pay to DLA Piper Rudnick the sum of US$58,684.03, subject to the Defendants’ verification, on account of its representation of the Plaintiff in the Class Action and in respect of the SEC Investigation (as those two terms are defined in the Statement of Claim in this proceeding).

5.	The Defendants shall pay or resolve all future accounts rendered by the Plaintiff’s counsel in respect of the representation of the Plaintiff in the Class Action and/or the SEC Investigation within 30 days of those accounts being rendered.

6.	Subject to the satisfaction of the Defendants’ obligations under these Minutes of Settlement, and subject to the further provisions set forth below, the Plaintiff releases the Defendants from all claims, actions, causes of action, suits or demands of any kind (“Claims”) that he has or may have against the Defendants, or their respective officers, directors, employees, affiliates, subsidiaries, or insurers arising up to the date of these Minutes of Settlement, in respect of the matters claimed or which could have been claimed in this proceeding and which arise from his employment with the Defendants; for clarity, however, this shall not include Claims, if any, related to the Class Action (as that term is defined in the Statement of Claim).

7.	The parties agree to maintain in confidence the fact of the settlement of this proceeding, and all of its terms, subject to any disclosure of the fact of the settlement or its terms that may be required by law (including without limitation arising as a result of regulatory requirements or as part of the parties’ disclosure obligations in any proceedings) or to the parties’ respective legal and financial advisors, and in the case of the Plaintiff, to his spouse.

8.	Upon completion of the Defendants’ obligations under paragraphs 1 and 2 of these Minutes of Settlement, and subject to the provisions set forth below, the Plaintiff agrees to provide reasonable cooperation in the Sidley Investigation (as that term is defined in the Statement of Claim), and in an investigation being carried out by the special litigation committee of the Defendant Merge Technologies Incorporated’s board of directors (the “Litigation Committee Investigation” and the “Litigation Committee”, respectively). Without limitation, such cooperation shall include:

a.	Making himself available for interviews in Chicago, IL, Washington, DC, or Toronto, ON (as the relevant participants may agree) in respect of the above investigations on or before April 30, 2007 on such dates as may be convenient for the Plaintiff, Sidley Austin LLP and the Litigation Committee’s counsel;

b.	Producing copies of any documents in his possession that are relevant to the Sidley Investigation or the Litigation Committee Investigation as may be required by Sidley Austin LLP or the Litigation Committee (subject to any claims of privilege that he may assert); and

c.	Responding to questions put to him in any such interviews to the best of his knowledge, information and belief (subject to any claims of privilege which he may assert).

9.	The parties agree that Paliare Roland shall hold the funds payable pursuant to paragraph 1(b) of these Minutes in escrow until the earlier of:

a.	Confirmation by Stikeman Elliott LLP as to the completion of the initial two business days of the interviews contemplated in paragraph 9(a), above (or such lesser amount of time as Sidley Austin LLP and the Litigation Committee may require); and

b.	April 30, 2007.

10.	As a condition to the Plaintiff cooperating in the Sidley Investigation and the Litigation Committee Investigation, the Defendants agree that:

a.	The Plaintiff will be entitled to be represented by counsel in respect of any meetings or interviews (whether in person or by telephone or other electronic means) in the Sidley Investigation and the Litigation Committee Investigation;

b.	The Defendants will pay all reasonable accounts that the Plaintiff’s counsel renders in representing him in respect of the Sidley Investigation and the Litigation Committee Investigation within 30 days of those accounts being rendered;

c.	The Defendants will reimburse the Plaintiff for all reasonable expenses he incurs in cooperating with the Sidley Investigation and the Litigation Committee Investigation within 30 days of the Plaintiff submitting such expenses for reimbursement. For clarity, such amounts shall not include any compensation for the Plaintiff’s time in participating in these investigations;

d.	The Defendants will hold in confidence all information that Pedlar provides in the course of the Sidley Investigation and the Litigation Committee Investigation except as may be required by law; and

e.	The Defendants will obtain an undertaking from Sidley Austin LLP (“Sidley”) that neither Sidley nor any person or organization participating in the Sidley Investigation will disclose any information they obtain from the Plaintiff in the course of the Sidley Investigation except to Merge Technologies, Incorporated’s board of directors, any committee of the board, or the Defendants’ professional legal and financial advisors, in respect of any inquiry from a securities regulator or as may be required by law.

11.	The parties agree that they will not disparage one another in the future; provided, however, that this term shall have no impact on the parties’ obligation to provide true and accurate testimony and information in any proceedings (including the Class Action) and in the SEC Investigation, the Sidley Investigation and the Litigation Committee Investigation. The Defendants will provide the Plaintiff with advance notification of any filings or public written communications that they intend to make that reference the Plaintiff, and will provide him with an opportunity to comment thereon.

12.	The Plaintiff will maintain in confidence all confidential information which he acquired during his employment with the Defendants, and will not disclose any such information to any third party except as may be required by law, or as may result from his participation in the investigations and proceedings described in these Minutes of Settlement. The Plaintiff will not use for his own benefit or that of a third party any such information learned during the course of his employment other than confidential information which becomes public knowledge.

13.	Nothing herein shall have any impact on the Defendants’ obligation to indemnify the Plaintiff, or the terms of the Defendants’ indemnities in favour of the Plaintiff provided by statute and under the Defendants’ articles and/or by-laws.

14.	The Plaintiff agrees to indemnify the Defendants in respect of any amounts that the Defendants become obliged to pay to any taxing authority if it is subsequently determined that the Defendants should have withheld any greater amount from the payments set out herein.

15.	Upon completion of the Defendants’ obligations under paragraphs 1 and 2 of these Minutes of Settlement, the Defendants shall be at liberty to (and shall forthwith) obtain an order dismissing this action without costs. The Plaintiff consents to the Defendants’ counsel signing all necessary documents on his behalf that are necessary to obtain the order.

16.	The parties agree that nothing herein shall constitute an admission by any party of liability to the other, which the parties agree is expressly denied.

17.	The Defendants shall pay the mediator’s account in this matter.

Dated at Toronto, this 22nd day of February, 2007

Brian Pedlar

Merge Technologies, Inc.

Per:

I have authority to bind the corporation

Cedara Software Corp.

Per:

I have authority to bind the corporation

651046_1.DOC